Exhibit 99.2

JARDEN CORPORATION Reconciliation of Non-GAAP Financial Measures

For the three and six months ended June 30, 2014 and 2013
in millions

Segment earnings:

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net income	$52.1	$76.4	$55.8	$72.0
Income tax provision	30.7	47.8	36.2	42.4
Interest expense, net	52.9	46.2	106.9	95.8
Loss on early extinguishment of debt	54.4	8.8	54.4	25.9
Depreciation and amortization	47.1	38.5	92.7	76.2

Earnings before interest, taxes, depreciation and amortization (EBITDA)	237.2	217.7	346.0	312.3

Other adjustments:
Fair market value adjustment to inventory	1.3	—	1.3	5.0
Restructuring costs, net	2.3	1.4	2.6	1.4
Venezuela foreign exchange-related charges (a)	9.6	—	13.6	29.0
Acquisition-related and other costs	8.1	—	21.3	—

As adjusted EBITDA (Segment Earnings)	$258.5	$219.1	$384.8	$347.7

(a)	Foreign exchange losses on Venezuela cash conversion in 2014 and Venezuela devaluation-related charges in 2013.

Organic net sales:

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited businesses from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the three months ended June 30, 2014:

	For the three months ended June 30, 2014
	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Eliminations	Consolidated

Net sales growth	40.2%	0.7%	1.9%	4.3%	6.4%	12.3%
Foreign exchange impacts	0.2%	1.0%	—	(0.7)%	—	0.3%
(Acquisitions)/exited businesses, net	(34.3)%	—	—	—	—	(9.5)%

Organic net sales growth	6.1%	1.7%	1.9%	3.6%	6.4%	3.1%

Adjusted gross margins:

	For the three months ended
	June 30, 2014	June 30, 2013	Increase/ (Decrease)
Gross margins, as reported	30.5%	29.2%	1.3%
Fair market value adjustment to inventory	0.1%	—	0.1%
International manufacturing rationalization and other	0.2%	—	0.2%

Adjusted gross margins	30.8%	29.2%	1.6%

Adjusted selling, general and administrative expenses (SG&A) as a % of net sales:

	For the three months ended
	June 30, 2014	June 30, 2013	Increase/ (Decrease)
SG&A as a % of net sales, as reported	20.7%	18.9%	1.8%
Acquisition-related and other costs	(0.1)%	—	(0.1)%
Venezuela foreign exchange-related charges	(0.5)%	—	(0.5)%
Amortization of acquired intangible assets	(0.3)%	(0.3)%	—

Adjusted SG&A as a % of net sales	19.8%	18.6%	1.2%